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                                                                  EXHIBIT 23.1

                        [COOPERS & LYBRAND LETTERHEAD]




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-8, relating to The Limited, Inc. 1996 Stock Plan for Non-Associate Directors, of our report dated February 26, 1996, except for paragraph 11 in
Note 1 and Note 9, as to which the date is March 18, 1996, on our audits of the consolidated financial statements and financial statement schedule of The Limited, Inc. as of February 3, 1996 and January 28, 1995, and for the fiscal years ended February 3, 1996, January 28, 1995 and January 29, 1994, which report was included in The Limited, Inc. Annual Report on Form 10-K for the year ended February 3, 1996.


                                             /s/ Coopers & Lybrand LLP
                                             COOPERS & LYBRAND L.L.P.


Columbus, Ohio
May 15, 1996